EXHIBIT 99

NEWS RELEASE

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Steve Albright	or:	Fred Nielson	Barry Murov
Chief Financial Officer		Investor Relations	Media Relations
(636) 733-1305		(636) 733-1314	(636) 733-1303

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Reliv International Reports First-Quarter Financial Results

CHESTERFIELD, Mo., May 4, 2011 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2011.

Net sales for the quarter were $21.7 million, a 4.6 percent decrease from the first quarter last year. At $18.5 million, net U.S. sales were off 5.0 percent from the same quarter in 2010. Though net sales outside of the U.S. decreased 1.8 percent, Reliv’s European sales grew significantly, rising 72.4 percent compared to the first quarter of 2010.

Net income for the quarter was $609,800, down 18.3 percent from net income for the first quarter of 2010. Earnings per diluted share were $0.05 compared to $0.06 per diluted share for last year’s first quarter.

“Our average order size, which dropped less than 1 percent compared to last year’s first quarter, seems to be stabilizing. That is a key metric for Reliv and a positive sign,” said Robert L. Montgomery, chairman, president and chief executive officer.

“Another positive sign is the doubling of the number of 2011 International Conference registrations compared to registrations at this time last year,” Montgomery added. “We believe the introduction of Reliv 24K has helped drive that increase and is a factor in stabilizing average order size.”

“Strengthening sales in Reliv Europe is also worth highlighting,” he said. Reliv Europe has reported sales growth of more than 40 percent in each of the last four quarters. “We’re seeing a group of European distributors climbing to the highest ranks of our system and establishing solid momentum there,” Montgomery said.

New distributor enrollments declined for the first quarter compared to the first quarter last year. The decline in enrollments was a contributing factor to Reliv’s sales decrease for the quarter.

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Reliv International First-Quarter Financial Results
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To encourage enrollment efforts, Reliv is offering further incentives and promotional activities for distributors. The Team Reliv program, for example, sponsors running events that highlight Reliv products, builds brand awareness and offers leads to prospects.

While distributors sponsor Team Reliv running events throughout the U.S. and International markets, the company just completed the major corporate Team Reliv sponsorship, the Reliv 5K Run/Walk during St. Louis’ major marathon, Go St. Louis. The company built brand recognition by providing Reliv medals to all participants and handed out samples of Innergize, Reliv 24K and Relivables healthy snack bars.

In addition, Reliv continues to focus on its social media presence and online brand awareness in an effort to increase enrollments and broaden the demographic base of its distributors, which the company believes will help fuel sales growth.

“While we still have a lot of work ahead of us, we believe we are closer to re-gaining sales growth than at any time in the last few years,” Montgomery said.

Additional financial results
•	Income from operations for the first quarter totaled $1.1 million, down 6.2 percent from the 2010 first quarter.
•	Net cash generated from operating activities totaled $2.3 million, an increase from $1.8 million in the first quarter of 2010.
•	Reliv had cash and cash equivalents of $8.2 million as of March 31, 2011, an increase of $1.1 million over the same date in 2010.
•
New distributor enrollments declined 13.0 percent compared to enrollments in the first quarter of 2010. Reliv’s total distributor count was 59,870 as of March 31, 2011, down from 66,030 on March 31, 2010.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., makes nutritional supplements that promote optimal health. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women’s health, anti-aging and energy and mental focus. The company also markets premium personal care products through its Relivables line. Reliv sells its products through an international network marketing system of independent distributors in 15 countries.  Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
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Consolidated Balance Sheets
	March 31	December 31
	2011	2010
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$8,232,118	$6,331,038
Accounts and notes receivable, less allowances of
$68,300 in 2011 and $67,100 in 2010	249,495	291,405
Accounts due from employees and distributors	39,420	55,854
Inventories	5,810,582	5,650,790
Other current assets	1,474,194	916,239

Total current assets	15,805,809	13,245,326

Other assets	3,817,455	3,653,963
Net property, plant and equipment	7,791,567	7,944,412

Total Assets	$27,414,831	$24,843,701

Liabilities and Stockholders' Equity

Total current liabilities	$8,505,180	$6,387,164
Long-term debt, less current maturities	4,006,677	4,150,770
Other non-current liabilities	383,194	375,244
Stockholders' equity	14,519,780	13,930,523

Total Liabilities and Stockholders' Equity	$27,414,831	$24,843,701

Consolidated Statements of Operations
	Three months ended March 31
	2011	2010
	(Unaudited)	(Unaudited)
Product sales	$19,326,943	$20,257,680
Handling & freight income	2,359,911	2,469,571

Net Sales	21,686,854	22,727,251

Costs and expenses:
Cost of products sold	4,220,350	4,556,382
Distributor royalties and commissions	8,120,942	8,480,076
Selling, general and administrative	8,268,868	8,543,450

Total Costs and Expenses	20,610,160	21,579,908

Income from operations	1,076,694	1,147,343
Other income (expense):
Interest income	15,579	9,526
Interest expense	(36,623)	(51,676)
Other income (expense)	(68,850)	57,283

Income before income taxes	986,800	1,162,476
Provision for income taxes	377,000	416,000

Net Income	$609,800	$746,476

Earnings per common share - Basic	$0.05	$0.06
Weighted average shares	12,451,000	12,380,000

Earnings per common share - Diluted	$0.05	$0.06
Weighted average shares	12,453,000	12,380,000

Cash dividends declared per common share	$-	$-

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Reliv International, Inc. and Subsidiaries
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Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2011		2010		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	18,466	85.2%	19,448	85.6%	(982)	-5.0%
Australia/New Zealand	618	2.8%	727	3.2%	(109)	-15.0%
Canada	597	2.8%	587	2.6%	10	1.7%
Mexico	348	1.6%	394	1.7%	(46)	-11.7%
Europe	724	3.3%	420	1.8%	304	72.4%
Asia	934	4.3%	1,151	5.1%	(217)	-18.9%

Consolidated Total	21,687	100.0%	22,727	100.0%	(1,040)	-4.6%

The following table sets forth, as of March 31, 2011 and 2010, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 3/31/2011		As of 3/31/2010		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	46,910	5,360	52,010	6,070	-9.8%	-11.7%
Australia/New Zealand	2,200	140	2,530	190	-13.0%	-26.3%
Canada	1,370	170	1,310	140	4.6%	21.4%
Mexico	1,630	240	2,290	220	-28.8%	9.1%
Europe	2,570	260	1,350	180	90.4%	44.4%
Asia	5,190	400	6,540	590	-20.6%	-32.2%

Consolidated Total	59,870	6,570	66,030	7,390	-9.3%	-11.1%

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